Code of Ethics

RBC BlueBay UK (RBC Global Asset Management (UK) Limited)

Owner: Head of RBC BlueBay Compliance Advisory UK

Updated as of April 2026

For internal distribution only

Contents

Contents		2

Most Recent Changes		3

1	Summary Statement	4

2	Rationale	4

3	Scope	4

4	Applicable Regulations	4

5	Relevant Policies and Procedures	5

6	Definitions	5

7	Standards of Business Conduct	6

8	Personal Account Dealing and Private Investments Policy	7

9	Personal Relationships and Personal Financial Relationships	8

10	Reporting Misconduct	9

11	Reporting Requirements	9

12	Record Keeping	10

13	Exceptions, Breaches and Escalation	10

14	Changes to this Code	11

15	Approval, Responsibility and Review Schedule	12

Most Recent Changes

Date	Amendments
April 2026	Annual update, including Personal Account Dealing summary.

April 2025	Annual update.

May 2024	Updates applied following BlueBay technology user integration with MyComplianceOffice (MCO).

April 2023	Establishment of policy for the applicable business activities of BlueBay Asset Management LLP, that will be combined with RBC Global Asset Management (UK) Limited upon legal integration of those activities with RBC Global Asset Management (UK) Limited.

1	Summary Statement

The Securities and Exchange Commission (“SEC”) requires registered investment advisers to establish, maintain and enforce a written code of ethics that includes, at a minimum, standards of business conduct, provisions requiring compliance with all applicable federal securities laws, and provisions requiring reporting of personal securities transactions and holdings. At RBC, consistent with our commitment to hold ourselves to the highest standards of integrity and to put our clients’ needs above our own, whatever our role, we take these regulatory requirements very seriously. Our Values, RBC’s Code of Conduct (“Code of Conduct”), and the Code of Ethics guide us and set expectations for our behaviour.

2	Rationale

In recognition of RBC BlueBay UK’s fiduciary duty to our Clients and our desire to maintain high ethical standards, RBC BlueBay UK has adopted this Code. This Code of Ethics (“Code”):

•	Sets out standards of business conduct in accordance with our fiduciary duty to Clients;

•	Fosters compliance with applicable UK and U.S. laws and regulations; and

•	Strives to eliminate transactions that could be suspected of being in conflict with the best interests of our Clients.

3	Scope

The Code of Ethics applies to all RBC BlueBay UK Access Persons. RBC BlueBay UK considers all of its Employees, including contractors and interns, to be Access Persons, with limited exceptions. In addition, certain employees of affiliates or otherwise related persons may be considered Access Persons when they are in receipt of or have access to non-public information regarding securities transactions or portfolio holdings in any client’s account.

Understanding and complying with the Code of Ethics, the Code of Conduct, and other RBC Enterprise-wide policies, are conditions of employment. Breaches may result in written warnings, cancellation of transactions, disgorgement of profits, fines, suspension or cancellation of personal trading privileges, suspension or termination of employment, or referral to criminal authorities (see “Breaches and Escalation” section). If you are uncertain about how any provision of the Code of Ethics applies to you, please contact your line manager or Compliance.

4	Applicable Regulations

•	FCA Principles in particular 1, 2, 5, 6 and 8, SYSC 10, Code of Conduct (COCON)

•	NFA Compliance Rule 2-9 and Rule 2-29

•	Section 204A, Investment Advisers Act of 1940, as amended (“Investment Advisers Act”)

Section 204A of the Investment Advisers Act (Prevention of misuse of nonpublic information) requires investment advisers to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by such investment adviser or any person associated with such investment adviser, and provides for the adoption of rules and regulations requiring the same.

•	Rule 204A-1 under the Investment Advisers Act

Rule 204A-1 under the Investment Advisers Act (Investment adviser codes of ethics) requires investment advisers to establish, maintain and enforce a written code of ethics that, at a minimum, includes:

•	Standards of business conduct reflecting fiduciary obligations of the investment adviser and those of its supervised persons. [1]

•	Provisions requiring compliance with applicable federal securities laws.

•	Provisions requiring all access persons to report, and for the investment adviser to review, their personal securities transactions and holdings, at required intervals:

•	No later than 10 days after becoming an access person, the information must be provided and be current as of a date no more than 45 days prior to the date the person becomes an access person.

[1]	All Employees are deemed to be both supervised persons and Access Persons under the Rules.

•	At least once every 12-month period, holdings information must be reported and current as of a date no more than 45 days prior to the date the report was submitted.

•	Transaction reports must be provided no later than 30 days after the end of each calendar quarter covering all transactions during the quarter.

•	Provisions requiring the preapproval of certain investments.

•	Provisions requiring supervised persons to report any code violations.

•

Provisions requiring the investment adviser to provide each supervised person with a copy of the code of ethics and any amendments, and requiring supervised persons to provide written acknowledgment of receipt.

•	Section 17(j) under the Investment Company Act of 1940, as amended (“Investment Company Act”)

Section 17(j) under the Investment Company Act (Transactions of certain affiliated persons and underwriters) makes it unlawful for anyone affiliated with a registered investment company to engage in any act, practice, or course of business in connection with the purchase or sale, directly or indirectly, of any security held or to be acquired by such registered investment company as are fraudulent, deceptive or manipulative, and provides for the adoption of rules and regulations, including the adoption of codes of ethics, by registered investment companies and investment advisers of such investment companies.

•	Rules 17j-1 under the Investment Company Act

Rule 17j-1 under the Investment Company Act (Personal investment activities of investment company personnel) requires every fund, and each investment adviser of every fund, to adopt a written code of ethics containing provisions reasonably necessary to prevent access persons from engaging in any conduct prohibited by the rules, and requires fund boards to approve the codes of ethics of each investment adviser and any material changes thereto.

5	Relevant Policies and Procedures

•	RBC Code of Conduct

•	RBC BlueBay Political Contributions Policy

•	RBC BlueBay Conflicts of Interest Policy

•	RBC BlueBay Personal Account Dealing and Private Investments Policy

•	RBC BlueBay Market Abuse Policy

•	Enterprise Conflicts of Interest Control Standards for Gifts and Entertainment - February 2026

•	RBC BlueBay Political Contributions Policy

•	RBC Enterprise-Wide Privacy & Security Policies

•	RBC Enterprise Conflicts of Interest Policy

•	Enterprise Conflicts of Interest Control Standards for Personal Trading

•	Enterprise Conflicts of Interest Control Standards for Outside Business Activities

6	Definitions

’40 Act Fund – A mutual fund formed under the Investment Company Act of 1940.

Access Person – Subject to paragraph 13 below, any employee, director, or officer of RBC BlueBay UK; and any other person the CCO has determined to be an Access Person because he or she is involved in making securities recommendations to Clients or has access to non-public information regarding (i) purchases or sales of securities, (ii) security recommendations or (iii) portfolio holdings.

Note: RBC BlueBay UK considers all of its Employees, directors and officers to be Access Persons, with limited exceptions (see Limited Exemptions). In addition, certain employees of affiliates or otherwise related persons may be considered Access Persons when they are in receipt of or have access to non-public information regarding securities transactions or portfolio holdings in any client’s account.

Advisors Act – the Investment Advisers Act of 1940, as amended.

Affiliate Employees – any employee, director, officer or contractor for one of RBC BlueBay UK’s affiliate companies.

BlueBay Technology User – an Employee who predominantly uses BlueBay’s technology platform to perform their role in the business. (If in any doubt about whether you are a BlueBay or RBC GAM technology user, please reach out to RBC BlueBay Compliance for guidance).

Client – any person or entity RBC BlueBay UK serves as investment manager, adviser, sub-adviser or an equivalent role. Where RBC BlueBay UK is the investment manager or adviser to a fund or collective investment undertaking, the fund or collective investment undertaking – not any fund investor – is RBC BlueBay UK’s client.

CCO – The Chief Compliance Officer of RBC BlueBay UK.

Compliance – RBC BlueBay UK’s Chief Compliance Officer (CCO) and his or her team.

Employee – Any person who works for, or otherwise represents the entities within scope of this document, and includes:

•	An officer, director, non-executive director or employee within the entity; and

•	Consultants, contractors, part-time employees, or agents of the entity.

Personal Financial Relationships – Relationships that include:

•	Joint investments/business ventures between Employees;

•	Gambling between Employees;

•	Personal loans between Employees; and

•	Benefits in kind offered and received between Employees.

Personal Relationships – Relationships that include:

•	Relationships between RBC employees;

•	Relationships with friends or family members working for the firm’s regulators, auditors, a company that does or seeks to do business with RBC, a competitor, or a supplier to RBC.

Policy – a set of broad goals, rules or principles outlining boundaries within which Employees must act, without dictating a detailed course of action. To be considered binding on Employees.

RBC BlueBay – the legal entities representing the business of RBC Global Asset Management in the EMEA and APAC regions.

RBC BlueBay UK – RBC Global Asset Management (UK) Limited.

RBC GAM Technology User – an Employee who predominantly uses RBC GAM’s technology platform to perform their role in the business. (If in any doubt about whether you are a BlueBay or RBC GAM technology user, please reach out to RBC BlueBay Compliance for guidance.)

7	Standards of Business Conduct

As a part of One RBC, we are guided by our Values, which define what we stand for everywhere we do business and set the tone for our culture. Our Values are defined in RBC’s Code of Conduct, which all Employees are required to read and understand. We each have a responsibility to be truthful, respect others, and comply with laws, regulations, and RBC’s policies. At RBC, we bring our Values to life every day – continuing to earn the trust of RBC’s clients and each other and ensuring our strong reputation for doing what’s right.

All Employees are required to complete annual training on the RBC Code of Conduct. This required training is part of each Employee’s Learning Plan in Workday.

CLIENT FIRST: We will always earn the right to be our clients’ first choice.

COLLABORATION: We win as One RBC.

ACCOUNTABILITY: We take ownership for personal and collective high performance.

DIVERSITY & INCLUSION: We embrace diversity for innovation and growth.

INTEGRITY: We hold ourselves to the highest standards to build trust.

7.1	Compliance with Laws and Regulations

RBC BlueBay UK is authorised and regulated by the UK Financial Conduct Authority (FCA) and as such is required to comply with the FCA’s rules. Regulated firms must conduct business with integrity, and with due skill, care and diligence, observing proper standards of market conduct, and paying due regard to the interest of its customers. Regulated firms must take all appropriate steps to identify and to prevent or manage conflicts of interest.

Section 204A-1(2) of the Advisers Act requires this Code to require all Employees to comply with all applicable laws including the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Sarbanes Oxley Act of 2002, as amended; the Investment Company Act of 1940, as amended; and the Advisers Act, as amended. This Code and other RBC and RBC BlueBay UK Policies and Procedures are intended to meet this requirement. Furthermore, Employees are required to comply with all applicable laws and regulations of jurisdictions to which RBC BlueBay UK and its activities are subject. In particular, Employees are prohibited from carrying out any activity which directly or indirectly:

•	Defrauds a Client in any manner;

•	Misleads a Client, including any statement that omits material facts;

•	Operates or would operate as a fraud or deceit on a Client;

•	Functions as a manipulative practice with respect to a Client; or

•	Functions as a manipulative practice with respect to Securities.

Breaking the law could result in civil, criminal and regulatory penalties, including fines, for RBC and the individual involved, as well as damage to both RBC’s and the individual’s reputation.

7.2	Confidentiality of Information

RBC BlueBay UK and its Employees share a duty to ensure the confidentiality of Client information, including account numbers, holdings, transactions and securities recommendations. This includes the holdings and other non-public information related to accounts for which RBC BlueBay UK provides investment management and advisory services. To ensure this duty is fulfilled, RBC BlueBay UK has adopted this Code and RBC’s Code of Conduct (which incorporates RBC’s Privacy Risk Management Policy). All Employees are required to adhere to each of these policies and RBC BlueBay UK’s Privacy Guidelines. All Employees are also prohibited from disclosing confidential information concerning RBC BlueBay UK, including any trade secrets, other proprietary information or materials marked for internal use only.

7.3	Conflicts of Interest

At all times Employees shall comply with RBC BlueBay UK’s Conflicts of Interest Policy.

As a fiduciary and in accordance with our Values, our clients’ interests will always come first above our own. All Employees must be watchful in terms of identifying situations that may present actual, potential (where there is a reasonable probability that an actual conflict will arise), or perceived conflicts of interest, if the perceived conflict could cause reputational damage to the Firm.

RBC BlueBay UK seeks to identify and appropriately manage all actual, potential or perceived conflicts between the Firm, Employees, affiliates, and clients. If you believe that a situation you encounter or an activity that you are involved in may present a conflict between your personal interests and a client’s interests, or between the Firm’s business interests and a client’s interests, contact your line manager or Compliance for guidance.

Failure to disclose a potential or actual conflict of interest is a violation of the Code of Ethics and may result in disciplinary action, up to and including termination of employment (see “Breaches and Escalation” section).

7.4	Material Non-Public Information

It is a violation of the fiduciary obligation owed to Clients and securities laws to use knowledge about trading activity or proposed trading activity in Clients’ accounts to engage in trades for your own benefit. The terms “trading ahead” or “front running” are used to describe the improper practice where an Employee trades for his or her own account before a trade in the same security occurs on behalf of a Client’s account, knowing that the effect of the trading in the Client’s account will be to his or her personal benefit. The pre-clearance requirement and rules explained in the Personal Account Dealing Policy are designed to help prevent, detect and correct these and other improper practices.

RBC BlueBay UK policies, rules and reporting requirements are also reasonably designed to allow RBC BlueBay UK to address potential or actual issues related to trading when one might be holding material, non-public information, commonly referred to as “insider trading”. If you believe you have come into possession of material, non-public information, you must immediately notify Compliance, refrain from engaging in transactions in that security and maintain the confidentiality of the information. It is an offence under UK and US laws and regulations to trade on material, non-public information.

Employees must comply with all relevant RBC BlueBay UK policies, including the Market Abuse Policy.

8	Personal Account Dealing and Private Investments Policy

RBC BlueBay has implemented a Personal Account Dealing and Private Investment Policy applicable to all staff covering specific reporting and pre-approval requirements.

Key Themes of the Personal Account Dealing and Private Investment Policy include:

•

Scope and Applicability: The policy applies to all RBC BlueBay employees, their related persons, and certain others connected to them. Employees are responsible for informing these individuals about their obligations under the policy.

•

Securities Dealing Accounts: Employees must disclose all Securities Dealing Accounts within ten (10) calendar days of joining and promptly report any new accounts or closures via MyComplianceOffice (MCO). Securities Dealing Accounts include all securities accounts where employees or their Related Persons have beneficial ownership, trading authority, or investment control. Related Persons include an employee’s spouse or domestic partner, dependent children or stepchildren, and any other person living in the employee’s household for whom the employee provides material financial support.

•

Permitted Firms: UK employee accounts must be held at permitted firms, while related and discretionary accounts have specific disclosure requirements. New joiners are required to close/transfer accounts with non-permitted brokers shortly upon joining within thirty (30) calendar days of commencing employment.

•

Reporting: Permitted Firms offer RBC a “live feed” service which provides oversight of all holdings and transaction activity occurring within disclosed accounts. Employees (and Related Persons if applicable) must provide consent directly to the Permitted Firm for their accounts to be added to the live feed. Employees who hold accounts with non-permitted firms are required to provide detailed quarterly statements to Employee Compliance within thirty (30) calendar days of the quarterly reporting date. In addition, all employees must provide an Annual Holdings Report at least once every twelve (12) months via MCO, with information current as of a date no more than forty-five (45) days prior to submission.

•

Pre-Clearance: Securities transactions require pre-clearance from via MCO, with exceptions for certain security types. Instruments that require pre-clearance include: common and preferred stock, corporate bonds (including municipal and convertible), closed-end mutual funds, listed REITs, master limited partnerships, options, IPOs, warrants, rights (when exercised), foreign exchange options, futures and options on futures structured products, Investment Trusts, ADRs, and any instrument within the definition of “security” under the Investment Advisers Act of 1940 and FCA COBS 11.7. Exceptions from the pre-clearance requirement include Open-ended mutual funds, ETFs, Unit Trusts, US Treasury securities, UK Gilts, money market securities/funds, digital assets (Bitcoin, cryptocurrency), dividend reinvestment plans (with plan pre-approval), and trades in Discretionary Accounts without Employee influence.

•

Trading period: Pre-clearance will remain in force only for the trading day it was granted. Orders must be placed, instructed and executed on the same trading day that pre-clearance was granted. Where pre-clearance is received outside of local market hours, pre-clearance will remain in force for the next trading day, and orders must be executed no later than the next trading day.

•

Holding period: A thirty (30) calendar day holding period has been established for all Securities held in Employee Accounts. The thirty (30) calendar day period begins from the date a trade is executed until the thirty first day (31) when the Employee is permitted to sell the Security. When an Employee adds to an existing position in a Security in an account, the holding period for subsequent sales of that Security will be measured on a Last In, First Out (LIFO) basis.

•

Key restrictions: Employees may not transact in securities/issuers that are on the Restricted List or the open order list. Options trading (including buying, selling, writing options on any underlying) is prohibited. Employees are prohibited from engaging in options or any other derivatives trading in respect of RBC Securities.

•

Private Investments: Employees must seek approval for private investments via MCO from their Line Manager and Employee Compliance, including pre-existing ones within thirty (30) days of commencing employment with RBC BlueBay. Approval is granted on a case-by-case basis considering factors like investment nature, employee role, and potential conflicts of interest.

•

Compliance and Monitoring: Employees must complete annual compliance attestation and ensure all their accounts and personal investments are disclosed in a timely manner. The policy outlines roles and responsibilities for compliance monitoring and enforcement. Violations can result in penalties, including trade cancellation, suspension of trading privileges, or termination of employment.

•

Changes and Exceptions: The policy is subject to annual review and material changes must be disclosed to clients who are Investment Company under the US Investment Company Act of 1940. Exceptions to the policy are rare and require approval from Employee’s Line Manager and Compliance and should be requested only in the most unusual and compelling circumstances.

For complete requirements, Employees must refer to the full Personal Account Dealing and Private Investment Policy available on the RBC BlueBay intranet and GAMspace, which forms an integral part of this Code of Ethics.

9	Personal Relationships and Personal Financial Relationships

9.1	Personal Relationships

Employees are required to disclose any Personal Relationships that may present an actual or perceived conflict of interest on joining RBC BlueBay UK, or immediately after they form such a relationship during the course of their employment. Employees must disclose Personal Relationships to Compliance and their Line Manager. Compliance will review and where appropriate log such relationships in the RBC BlueBay UK Personal Relationships Log.

9.2	Personal Financial Relationships

Any improper handling of Employee personal finances could undermine the credibility of the Employee and of RBC BlueBay UK. It could also cause others to question their decision-making on the job or permit personal finances to influence Employees in a way that causes them to act in an unprofessional manner.

Engagement in Personal Financial Relationships should be minimised to mitigate the risk of potential, actual or perceived conflicts of interest arising, as well as other negative consequences such as feelings of indebtedness.

9.2.1	Pre-Approval Requirement for Personal Financial Relationships

Employees are required to attain pre-approval before engaging in the following Personal Financial Relationships:

•	Loans exceeding £1,000 between Employees; and

•	Any benefits in kind with a value in excess of £1,000 offered and received between Employees.

Examples of benefits in kind may include (but are not limited to) the free or discounted use of:

•	A holiday home;

•	A boat; and

•	Sports season ticket/VIP lounges/exclusive member club facilities.

Employees must request pre-approval from Compliance and an appropriate member of RBC BlueBay UK’s Leadership Team. Requests for pre-approval from members of the Leadership Team must be directed to RBC BlueBay UK’s CEO, and requests for pre-approval from the CEO must be directed to the RBC GAM Global CEO.

All requests, whether approved or denied, should be recorded as part of the RBC BlueBay UK’s conflicts of interest controls by Compliance.

Any private investments engaged in by two or more Employees should be managed in accordance with the Personal Account Dealing and Private Investments Policy or the Outside Business Activities and External Directorships Policy as relevant.

Employees should also be mindful of actual, potential or perceived conflicts of interest that could arise from gambling, and in all circumstances gambling should not be irresponsible or excessive (e.g. such that they could place an Employee into financial difficulty).

10	Reporting Misconduct

Employees are required to report any violations of this Code of Ethics promptly, whether by Employee or others, to the Compliance Department. We all have a responsibility to report misconduct. RBC BlueBay UK strives to create an atmosphere that encourages the good faith reporting of suspected violations. Accordingly, senior management will take great care to protect the identity of Employees who report suspected violations. Employees may ask the CCO to meet outside of RBC BlueBay UK offices or to discuss a suspected violation via phone away from the office and outside of regular business hours.

We are guided by our Values to act with integrity and to always do the right thing, and are committed to creating an environment where Employees feel safe reporting in good faith any breaches, misconduct, suspicious or deceptive activities directly to the Chief Compliance Officer or other senior management. Please see GAMspace > Employee Resources > Reporting Misconduct for additional resources available to you. All good faith reports are taken seriously and investigated promptly and thoroughly, as appropriate, and retaliation is prohibited.

11	Reporting Requirements

11.1	Annual

All Employees are required to complete an Annual Compliance Declaration (via Workday) confirming receipt of and compliance with this Code and other related policies and procedures.

12	Record Keeping

Records Required to be kept for seven years:

•	All initial and annual holdings reports.

•	All transaction confirmations and quarterly account statements.

•	A copy of the Code of Ethics currently in effect and any previous versions of the Code of Ethics.

•	A record of any violation of the Code of Ethics and of any action taken as a result of the violation.

•	All acknowledgements of the Code of Ethics for each person who is currently, or within the past seven years was, an Employee of RBC BlueBay UK or otherwise is or was considered an “Access Person”.

•	A list of persons who are currently, or within the past seven years were considered Access Persons.

•

All records pertaining to training of the Code of Ethics, including new Access Person training and training related to Code amendments, including who attended, when it was provided and what was covered.

•	All records relating to the approval of Third-Party Managed Accounts.

•	A list of persons who are currently, or within the past seven years were, considered an RBC Executive.

•	All records related to the granting of exemptions to the Code of Ethics.

•	All records documenting the annual review of the Code of Ethics.

•	All records of preclearance requests and the responses thereto.

13	Exceptions, Breaches and Escalation

13.1	Exceptions to this Policy

Compliance may grant limited exemptions to certain requirements of the Code in its sole discretion, where extraordinary circumstances warrant and Compliance is satisfied that granting the exemption would not represent a breach of relevant rules and regulations, a breach of RBC BlueBay UK’s fiduciary obligations or undue risk to its Clients or RBC BlueBay UK. All requests for such exemptions shall be in writing, and Compliance will maintain a written record of its response.

13.2	RBC Exempt Individuals

Certain RBC BlueBay UK officers and/or directors (“RBC Executives”) are not RBC BlueBay UK Employees and serve in such roles solely at the request of Royal Bank of Canada or its affiliates. If all of the following conditions apply and the RBC Executive certifies annually that they:

•	Have no day-to-day involvement with RBC BlueBay UK.

•	Do not have an office on firm premises.

•	Do not make securities recommendations to RBC BlueBay UK clients or have access to such non-public recommendations.

•	Do not have access to non-public information regarding clients’ purchase or sale of securities.

•	Do not have access to non-public information regarding clients’ portfolio holdings.

•	Are subject to another similar code, including Enterprise-wide policies related to trading RBC securities.

Then such RBC Executive will be exempt from the Code of Ethics (“RBC Exempt Individuals”).

If any of the above conditions no longer apply, the RBC Executive shall immediately notify the Compliance Department. The Compliance Department will review the circumstances to determine whether the exempt status should remain in effect. While this determination is pending, the RBC Executive will not be permitted to engage in any personal securities transactions that would be subject to preclearance approval requirements

13.3	RBC Functions and Affiliate Employees

Members of RBC Functions and Affiliate Employees who, despite not being an employee, officer or contractor of RBC BlueBay UK, have access to RBC BlueBay UK’s working area and/or may have or require access to non public information regarding (i) purchases or sales of securities, (ii) security recommendations or (iii) portfolio holdings, may be considered Access Persons and will therefore be subject to the Personal Account Dealing Policy and the standards of conduct set out in paragraph 7 above, but will not be subject to other RBC BlueBay UK policies where those individuals are subject to equivalent policies of RBC or other RBC entities. The Compliance Department may utilize the reports an Access Person provides to an affiliated entity to satisfy certain reporting requirements when the Access Person is subject to a Code of Ethics and reporting requirements for the affiliated entity with similar or more stringent reporting requirements.

RBC Exempt Individuals are required to make annual representations confirming the conditions of their exempt status as described above.

13.4	Breaches and Escalation

Breaches or suspected breaches of this Code, or Relevant Policies and Procedures referenced above, (including the discovery of any violation committed by another Employee) should be reported immediately to Compliance, and the RBC BlueBay UK breach management process must be followed. Compliance will determine which persons or units are appropriate to handle the matter thereafter. Breaches may result in written warnings, written reprimands, fines, and the cancellation of transactions, disgorgement of profits, the suspension or cancellation of personal trading privileges, up to and including the suspension or termination of employment.

14	Changes to this Code

Any material change to this Code must be notified to any ’40 Act Fund advised or sub-advised by RBC BlueBay UK promptly, so that the ’40 Act Fund is able to approve the change within six months.

15	Approval, Responsibility and Review Schedule

Responsibility for this Policy:	RBC BlueBay UK Compliance

Policy Review and Approvals

Review Cycle:	Annual

Next Review Due:	April 2027

Approved By:	Head of Compliance Advisory UK, RBC BlueBay Asset Management

Approval Date:	April 2026

End of Document